Exhibit 99.1

Pistrelli, Henry Martin y Asociados S.R.L. 25 de mayo 487 - C1002ABI Buenos Aires, Argentina	Tel: (54-11) 4318-1600/4311-6644 Fax: (54-11) 4510-2220 ey.com

Report of Independent Auditors

To the Board of Directors of Minera Santa Cruz S.A.:

We have audited the accompanying financial statements of Minera Santa Cruz S.A. which comprise the statements of financial position as at December 31, 2019 and 2018, and the related statements of  profit (loss) and other comprehensive profit (loss), changes in equity and cash flows for each of the three years in the period ended December 31, 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Minera Santa Cruz S.A. as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

City of Buenos Aires, Argentina
June 29, 2020

/S/ PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L Member of Ernst & Young Global

Minera Santa Cruz S.A.

Statements of profit (loss) and other comprehensive profit (loss)

For the years ended 31 December 2019, 2018 and 2017

	Notes	2019 US$000	2018 US$000	2017 US$000
Revenue	3	250,715	205,365	227,093
Cost of sales	4	(169,799)	(177,078)	(180,943)
Gross profit		80,916	28,287	46,150
Administrative expenses	5	(6,603)	(7,220)	(9,070)
Exploration expenses	6	(10,632)	(5,016)	(3,791)
Selling expenses	7	(19,444)	(7,997)	(2,990)
Other income	9	478	1,890	2,187
Other expenses	9	(5,721)	(8,086)	(4,720)
Profit before net finance income (costs), foreign exchange loss and income tax		38,994	1,858	27,766
Finance income	10	1,186	1,771	1,818
Finance costs	10	(5,042)	(2,612)	(2,306)
Foreign exchange		178	(8,036)	(5,172)
Profit (Loss) before income tax		35,316	(7,019)	22,106
Current and deferred income tax (expense) recovery	21	(9,297)	(4,791)	1,486
Profit (Loss) for the year		26,019	(11,810)	23,592
Other comprehensive income		-	-	-
Profit (Loss) and Comprehensive Profit (Loss) for the year		26,019	(11,810)	23,592

The accompanying notes are an integral part of these financial statements.

Minera Santa Cruz S.A.

Statements of financial position

As at 31 December 2019 and 2018

	Notes	As at 31 December 2019 US$000	As at 31 December 2018 US$000
ASSETS
Non-current assets		164,281	173,584
Property, plant and equipment	11	150,284	157,595
Evaluation and exploration assets	12	6,830	7,045
Intangible assets	13	5,539	6,841
Trade and other receivables	14	1,628	2,103

Current assets		81,562	67,315
Inventories	15	27,105	20,169
Trade and other receivables	14	37,023	36,833
Cash and cash equivalents	16	17,434	10,313

Total assets		245,843	240,899
EQUITY AND LIABILITIES
Capital and reserves		149,136	141,197
Equity share capital	20	110,132	110,132
Other reserves		136,235	163,696
Retained earnings		(97,231)	(132,631)

Non-current liabilities		57,973	59,373
Trade and other payables	17	835	924
Provisions	19	24,914	24,452
Deferred income tax liabilities	21	32,224	33,997

Current liabilities		38,734	40,329
Trade and other payables	17	38,734	34,282
Borrowings	18	-	6,047
Total liabilities		96,707	99,702
Total equity and liabilities		245,843	240,899

The accompanying notes are an integral part of these financial statements.

Minera Santa Cruz S.A.

Statements of cash flows

For the years ended 31 December 2019, 2018 and 2017

		Year ended 31 December
	Notes	2019 US$000	2018 US$000	2017 US$000
Cash flows from operating activities
Profit (Loss) before tax		35,316	(7,019)	22,106
Non-cash adjustment to reconcile profit for the year to net cash flows
Depreciation of property, plant and equipment	11	51,598	52,335	48,339
Amortization and depreciation of intangible assets	13	1,313	1,343	1,247
Disposal of property, plant and equipment	11	496	234	204
Other non cash	9	817	5,630	1,233
Impact of change of estimated discount rate for Value Added Tax (VAT) and other receivables	10	1,119	1,664	(1,481)
Other interest	10	(965)	-	-
Unwinding of rehabilitation provision (ARO)	10	68	121	107
Working capital adjustments
(Increase) Decrease in trade and other receivables		(74)	(1,396)	25,665
(Increase) Decrease in inventories		(7,252)	4,368	(64)
(Decrease) Increase in trade payables		(484)	3,404	7,590
Decrease in other payables		(853)	(8,496)	(4,772)
Income tax paid		(6,223)	(12,390)	(40,972)
Net cash flows generated from operating activities		74,876	39,798	59,202
Investing activities
Purchase of property, plant and equipment, evaluation and exploration and intangible assets	11,12,13	(43,591)	(44,008)	(36,463)
Net cash flows used in investing activities		(43,591)	(44,008)	(36,463)
Financing activities
Decrease of borrowings, net	18	(5,814)	(2,759)	6,628
Cash interest paid	18	(233)	(236)	(110)
Dividends paid	22	(18,117)	(21,193)	(25,034)
Net cash flows used in financing activities		(24,164)	(24,188)	(18,516)
Net increase (decrease) in cash and cash equivalents during the year		7,121	(28,398)	4,223
Cash and cash equivalents at beginning of year		10,313	38,711	34,488
Cash and cash equivalents at end of year	16	17,434	10,313	38,711

The accompanying notes are an integral part of these financial statements.

Minera Santa Cruz S.A.

Statement of changes in equity

For the years ended 31 December 2019, 2018 and 2017

	Notes	Equity share capital US$000	Legal reserve US$000	Other reserves US$000	Currency translation adjustment US$000	Total other reserves US$000	Retained earnings US$000	Total equity US$000
Balance at 1 January 2017		110,132	12,513	113,941	2,685	129,139	(57,613)	181,658
Dividends	22	-	-	(25,633)		(25,633)		(25,633)
Legal reserve		-	-	-
Other reserves (*)		-	-	56,726		56,726	(56,726)
Profit for the year		-	-	-			23,592	23,592
Balance at 31 December 2017		110,132	12,513	145,034	2,685	160,232	(90,747)	179,617
Dividends	22	-	-	(26,610)		(26,610)		(26,610)
Legal reserve		-	-	-
Other reserves (*)		-	-	30,074		30,074	(30,074)
Loss for the year		-	-	-			(11,810)	(11,810)
Balance at 31 December 2018		110,132	12,513	148,498	2,685	163,696	(132,631)	141,197
Dividends	22	-	-	(18,080)	-	(18,080)	-	(18,080)
Legal reserve		-	-	-	-	-	-	-
Other reserves (*)		-	-	(9,381)	-	(9,381)	9,381	-
Profit for the year		-	-	-	-	-	26,019	26,019
Balance at 31 December 2019		110,132	12,513	121,037	2,685	136,235	(97,231)	149,136

(*) In accordance to Shareholders meeting of April 17, 2017, March 26, 2018 and June 5, 2019 based on statutory purposes financial statements.

The accompanying notes are an integral part of these financial statements.

Minera Santa Cruz S.A.

Notes to the financial statements

For the years ended 31 December 2019, 2018 and 2017

1. Company information

Minera Santa Cruz S.A. (the “Company” or “MSC”) was incorporated in 2001. The Company is a limited company incorporated and domiciled in Sargento Cabral 124, Comodoro Rivadavia, Chubut, Argentina.

The Company’s principal business is the mining, processing and sale of silver and gold.  Information on the parent is presented in Note 23.

For management purposes, the Company is organized into one business unit; therefore, there is only one reporting segment according to IFRS 8, ‘Operating Segments’.

The financial statements of Minera Santa Cruz S.A. for the years ended 31 December 2019, 2018 and 2017 were authorized for issue in accordance with a resolution of the directors on 29 June 2020.

2. Basis of preparation and significant accounting policies

2.A Basis of preparation

2.A.1 Overview

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

The basis of preparation and accounting policies used in preparing the financial statements for the years ended 31 December 2019, 2018 and 2017 are set out below. The financial statements have been prepared on a historical cost basis, except for derivative financial instruments which have been measured at fair value.

The financial statements are presented in US dollars and all values are rounded to the nearest thousand (US$ thousand), except where otherwise indicated.

2.A.2 Foreign currencies

The Company’s financial information is presented in US dollars, which is the Company’s functional currency. The functional currency for the Company is determined by the currency of the primary economic environment in which it operates.

Transactions denominated in currencies other than the functional currency of the entity are recorded in the functional currency using the exchange rate prevailing at the date of the transaction.

Monetary assets and liabilities denominated in foreign currencies are remeasured at the exchange rate prevailing at the statement of financial position date. Exchange gains and losses on settlement of foreign currency transactions which are translated at the rate prevailing at the date of the transactions, or on the translation of monetary assets and liabilities which are translated at period-end exchange rates, are recorded in the income statement.

Non-monetary assets and liabilities denominated in foreign currencies that are stated at historical cost are translated to the functional currency at the foreign exchange rate prevailing at the date of the transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

2.B Significant accounting judgments, estimates and assumptions

The preparation of the Company´s financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities. Estimates and assumptions are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods.  The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Company based its assumptions and estimates on information available at the time of financial statements preparations. These assumptions may change in the future due to market changes or circumstances arising beyond the control of the Company and the impact on the financial statements could be material.

Significant areas of estimation uncertainty and critical judgments made by management in preparing the financial statements include:

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

Significant estimates:

●	Useful lives of assets for depreciation and amortization purposes – Note 2.E (e), (f) and (h)

Estimates are required to be made by management as to the useful lives of assets. For depreciation calculated under the unit-of-production method, estimated recoverable reserves and resources are used in determining the depreciation and/or amortization of mine-specific assets. This results in a depreciation/amortization charge proportional to the depletion of the anticipated remaining life of-mine production. Each item’s life, which is assessed annually, has regard to both its physical life limitations and to present assessments of economically recoverable reserves and resources of the mine property at which the asset is located. These calculations require the use of estimates and assumptions, including the amount of recoverable reserves and resources. Changes are accounted for prospectively.

●	Ore reserves and resources – Note 2.E (g)

There are numerous uncertainties inherent in estimating ore reserves ansd resources. Assumptions that are valid at the time of estimation may change significantly when new information becomes available. Changes in the forecast prices of commodities, exchange rates, production costs or recovery rates may change the economic status of reserves and resources and may, ultimately, result in changes to reserves and resources.

●	Recoverable values of mining assetes – Notes 2.E (e), (f), (h) and Notes 11, 12 and 13

The company assesses, at each reporting date, whether there is an indication that an asset or cash-generating unit (‘CGU’) may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Company estimates the asset’s or CGU’s recoverable amount. The recoverable amount is the higher of an asset’s or CGU’s fair value less costs of disposal (‘FVLCD’) and its value in use.

The assessment of asset carrying values requires the use of estimates and assumptions such as long-term commodity prices, discount rates, future capital requirements, exploration potential and operating performance. Changes in these assumptions will affect the recoverable amount of the property, plant and equipment and evaluation and exploration assets and intangibles assets.

●	Mine closure costs – Note 2.E (m)

The Company assesses its mine closure cost provision annually. Significant estimates and assumptions are made in determining the provision for mine closure cost as there are numerous factors that will affect the ultimate liability payable. These factors include estimates of the extent and costs of rehabilitation activities, technological changes, regulatory changes, cost increases, mine life and changes in discount rates. Those uncertainties may result in future actual expenditures differing from the amounts currently provided. The provision at the balance sheet date represents management’s best estimate of the present value of the future closure costs required. Changes to estimated future costs are recognized in the balance sheet by adjusting the mine closure cost liability and the related asset originally recognized.

Critical Judgements:

●	Determination of functional currency.

The determination of functional currency requires management judgement, particularly where there may be several currencies in which transactions are undertaken and which impact the economic environment in which the entity operates.

●	Income tax – Notes 2.E (b), 21 and 25.

Judgement is required in determining whether deferred tax assets are recognized on the balance sheet. Deferred tax is provided using the balance sheet method on temporary differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred tax assets, including those arising from unutilized tax losses require management to assess the likelihood that the Company will generate taxable earnings in future periods, in order to utilize recognized deferred tax assets. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the balance sheet date could be impacted.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

●	Recognition of evaluation and exploration assets and transfer to development costs – Note 2.E (f)

The application of the Company´s accounting policy for Exloration and Evaluation (“E&E”) expenditure requires judgement to determine whether future economic benefits are likely from either future exploitation or sale, or whether activities have not reached a stage that permits a reasonable assessment of the existence of reserves and resources.

In addition to applying judgement to determine whether future economic benefits are likely to arise from the Company E&E assets (reserves and resources), the Company has to apply numerous other estimates and assumptions. The determination of a resource is itself an estimation process that involves varying degrees of uncertainty depending on how the resources are classified (i.e., measured, indicated or inferred). These estimates directly impact  the  deferral (capitalization or not) of of E&E expenditures.

2.C Changes in accounting policies and disclosures

The Company adopted the requirements of IFRS 16 Leases and IFRIC 23 Uncertainty over Income Tax Treatments effective 1 January 2019 as described below.

Other than the changes described below, the accounting policies used in the preparation of the consolidated financial statements are consistent with those applied in the preparation of the consolidated financial statement for the year ended 31 December 2018.

●	IFRS 16 Leases, applicable for annual periods beginning on or after 1 January 2019.

IFRS 16 specifies how an IFRS reporter recognise, measure, present and disclose leases. The standard provides a single lessee accounting model, including the exemptions to recognise assets and liabilities for all leases unless the lease term is twelve months or less or when the underlying asset has a low value. Lease costs are recognised in the income statement over the lease term in the form of depreciation on the right of use asset and finance charges representing the unwinding of the discount on the lease liability. Lessors continue to classify leases as operating or finance, with IFRS 16’s approach to lessor accounting substantially unchanged from its predecessor, IAS 17 Leases.

The Company has concluded its implementation, focusing on a review of contracts and aggregation of data to support the evaluation of the accounting impacts of applying the new standard and the Company elected to use the exemptions proposed by the standard. The Company has leases of certain office equipment (i.e., personal computers, printing and photocopying machines) that are considered of low-value.

The adoption of IFRS 16 did not have a material impact to the financial statements.

●	IFRIC 23 Uncertainty over income tax treatments, applicable for annual periods beginning on or after 1 January 2019.

IFRIC 23 clarifies the accounting for uncertainties in income taxes. This interpretation is applied to the determination of taxable profit (loss), tax basis, unused tax losses, unused tax credits and tax rates, when there is uncertainty over income tax treatments under IAS 12. The Interpretation specifically addresses the following:

- Whether an entity considers uncertain tax treatments separately;

- The assumptions an entity makes about the examination of tax treatments by taxation authorities;

- How an entity determines taxable profit (loss), tax basis, unused tax losses, unused tax credits and tax rates; and

- How an entity considers changes in facts and circumstances

Upon adoption of the Interpretation, the Company considered whether it has any uncertain tax positions, which may be challenged by taxation authorities. The Company determined, based on its tax compliance, that it is probable that its tax treatments will be accepted by the taxation authorities.

Therefore, following IFRIC 23 the Company recognized a non current income tax asset at December 31, 2019 which expected value amounts to US$ 795. The gross amount of the undiscounted tax asset at December 31, 2019 arose to US$ 1,685 -including tax interest at that date-, as the Company expect to collect this amount in future years following expected judicial courts timing.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

2.D Standards, interpretations and amendments to existing standards that are not yet effective

Certain new standards, amendments and interpretations to existing standards have been published and are mandatory for the accounting periods beginning on or after 1 January 2020 or later periods.

Those that are applicable to the Company are as follows:

●Amendments to IFRS 9

The London Interbank Offered Rate (“LIBOR”) is the most commonly used reference rate in the global financial market. However, concerns about the sustainability of LIBOR and other interbank offered rates (“IBORs”) globally have led to an effort to identify alternative reference rates. On 2017 the United Kingdom’s Financial Conduct Authority announcing that it would no longer persuade, or compel, banks to submit to LIBOR as of the end of 2021. This applies to LIBOR in all jurisdictions and in all currencies.

In September 2019, the IASB issued amendments to IFRS 9, IAS 39 and IFRS 7 Financial Instruments: Disclosures, which conclude phase one of its work to respond to the effects of Interbank Offered Rates (“IBOR”) reform on financial reporting. The amendments provide temporary relief which enable hedge accounting to continue during the period of uncertainty before the replacement of an existing interest rate benchmark with an alternative nearly risk-free interest rate (an “RFR”).

The amendments are effective for annual periods beginning on or after 1 January 2020 and must be applied retrospectively.

The Company is evaluating the potential impact of adopting the amendaments to the financial statements.

●Definition of Material - Amendments to IAS 1 and IAS 8

In October 2018, the IASB issued amendments to IAS 1 Presentation of Financial Statements and IAS 8 to align the definition of ‘material’ across the standards and to clarify certain aspects of the definition. The new definition states that, ’Information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity.

The amendments clarify that materiality will depend on the nature or magnitude of information, or both. An entity will need to assess whether the information, either individually or in combination with other information, is material in the context of the financial statements.

The amendments are effective on or after 1 January 2020 and must be applied prospectively. Early application is permitted.

The amendments to the definition of material is not expected to have a significant impact on an entity’s financial statements, the introduction of the term ‘obscuring information’ in the definition could potentially impact how materiality judgements are made in practice, by elevating the importance of how information is communicated and organised in the financial statements.

●The Conceptual Framework for Financial Reporting

The revised Conceptual Framework for Financial Reporting (the Conceptual Framework) is not a standard, and none of the concepts override those in any standard or any requirements in a standard.

For preparers who develop accounting policies based on the Conceptual Framework, it is effective for annual periods beginning on or after 1 January 2020.

There are exemptions in developing accounting policies for regulatory account balances for two standards, namely, IFRS 3 and for those applying IAS 8.

The changes to the Conceptual Framework may affect the application of IFRS in situations where no standard applies to a particular transaction or event.

2.E Summary of significant accounting policies

(a) Revenue recognition

The Company is involved in the production and sale of gold and silver from doré and concentrate containing both gold and silver. Concentrate and doré bars are sold directly to customers.

Revenue from contracts with customers is recognised when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Revenue value is determined net of refining and treatment charges but exclude selling expenses and any applicable sales taxes.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

The revenue is subject to adjustments based on inspection of the product by the customer. Revenue is initially recognised on a provisional basis using the Company’s best estimate of contained gold and silver. Any subsequent adjustments to the initial estimate of metal content are recorded in revenue once they have been determined.

In addition, certain sales are ‘provisionally priced’ where the selling price is subject to final adjustment at the end of a period, normally ranging from 15 to 120 days after the start of the delivery process to the customer, based on the market price at the relevant quotation point stipulated in the contract. Revenue is initially recognised when the conditions set out above have been met, using market prices at that date. The provisionally priced metal is revalued based on the forward selling price for the quotational period stipulated in the contract until the quotational period ends. The selling price of gold and silver can be measured reliably as these metals are actively traded on international exchanges. The revaluation of provisionally priced contracts is recorded as revenue.

●	Doré Sale

The terms that apply for doré sales is Carriage and Insurance Paid To (‘CIP’), which indicate the moment in which the property and the risk of the MSC good is transferred to the client.

●	Concentrate Sale

For gold and silver concentrate, there are sales under Cost, Insurance and Freight (‘CIF’) or CIP terms. Revenue is recognized at a point in time when the control passes to the customer.

The Sales under CIP or CIF terms requires the Company to be responsible for providing freight/shipping services (as principal) after the date that the Company transfers control of the metal in concentrate to its customers. The Company, therefore, has separate performance obligations for freight/shipping services which are provided solely to facilitate sale of the commodities it produces.

For CIF arrangements, the transaction price (as determined above) is allocated to the metal in concentrate and freight/shipping services using the relative stand-alone selling price method. Under these arrangements, a portion of consideration may be received from the customer in cash at, or around, the date of shipment under a provisional invoice. Therefore, some of the upfront consideration that relates to the freight/shipping services yet to be provided, is deferred.

(b) Income tax

Income tax for the year comprises of current and deferred tax. Income tax is recognized in the income statement except to the extent that it relates to items charged or credited directly to equity, in which case it is recognized in equity.

Current income tax expense includes the expected tax payable for the year, using tax rates enacted at the statement of financial position date, and any adjustment to tax payable in respect of previous years.

Deferred income tax is estimated using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred tax assets and liabilities are measured using tax rates that are expected to apply to the period when the asset is realized or the liability is settled based on tax rates (and tax laws) that have been enacted or substantively enacted at the statement of financial position date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Additional see Note 31.(a).

(c) Tax contingencies

An estimate tax liabilitiy is is recognized when the Company has a present obligation as a result of a past event, it is probable that the Company will be required to settle that obligation and a reliable estimate can be made of the amount of the obligation. The liability is the best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account risks and uncertainties surrounding the obligation. Separate liabilities for interest and penalties are also recorded if appropriate.

Tax liabilities are based on management´s interpretation of tax law and the likehood of settlement. This involves a significant amount of judgment as tax legislation can be complex and open to different interpretation. Management uses in-house tax experts, external professional service firms and previous experience when assessing tax risks.

(d) Leases

Right-of-use assets

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

The Company recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. The right-of-use asset is depreciated over the shorter of the asset's useful life and the lease term on a straight-line basis. Right-of-use assets are subject to impairment.

Lease liabilities

At the commencement date of the lease, the Company recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Company and payments of penalties for terminating a lease, if the lease term reflects the Company exercising the option to terminate. The variable lease payments are recognised as expense in the period on which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Company uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

Short-term leases and leases of low-value assets

The Company applies the short-term lease recognition exemption to its short-term leases of machinery and equipment (i.e., those leases that have a lease term of twelve months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered of low value (i.e., below US$5,000). Lease payments on short-term leases and leases of low-value assets are recognised as expense on a straight-line basis over the lease term.

(e) Property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation and impairment losses. Cost comprises its purchase price and directly attributable costs of acquisition or construction required to bring the asset to the condition necessary for the asset to be capable of operating in the manner intended by management. Economical and physical conditions of assets have not changed substantially over this period.

The cost less residual value of each item of property, plant and equipment is depreciated over its useful life. Each item’s estimated useful life has been assessed with regard to both its own physical life limitations and the present assessment of economically recoverable reserves and resources of the mine property at which the item is located. Estimates of remaining useful lives are made on a regular basis for all mine buildings, machinery and equipment, with annual reassessments for major items. Depreciation is charged to cost of production on a units of production (“UOP”) basis for mine buildings and installations and plant and equipment used in the mining production process, or charged directly to the income statement over the estimated useful life of the individual asset on a straight-line basis when not related to the mining production process. Changes in estimates, which mainly affect units of production calculations, are accounted for prospectively. Depreciation commences when assets are available for use. Land is not depreciated.

An asset’s carrying amount is written-down to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized within other income/expenses, in the income statement.

The expected useful lives under the straight-line method are as follows:

Years
Buildings	3 to end of mine life
Plant and equipment	4 to end of mine life
Vehicles	5

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

Borrowing costs directly attributable to the acquisition or construction of an asset that takes a substantial time to be ready for its intended use are capitalized as part of the cost of the asset. All other borrowing costs are expensed when incurred.

Mining properties and development costs

Purchased mining properties are recognized as assets at their cost of acquisition. Costs associated with developing of mining properties are capitalized and are depreciated upon commencement of commercial production, using the UOP method based.

When a mine construction project moves into the production stage, the capitalization of mine construction costs ceases and costs are either included in the cost of inventory or expensed, except for costs which qualify for capitalization. Revenue from production during the pre-operating stage is recognised as a deduction of the pre-production costs capitalised.

Construction in progress

Assets in the course of construction are capitalized as a separate component of property, plant and equipment. On completion, the cost of construction is transferred to the appropriate category. Construction in progress is not depreciated.

Subsequent expenditures

Expenditures incurred to replace a component of an item of property, plant and equipment are capitalized to replace the carrying amount of the component being written-off. Other subsequent expenditures are capitalized if future economic benefits will arise from the expenditure, otherwise are expensed in the income statement as incurred.

(f) Evaluation and exploration assets

Evaluation and exploration expenses are capitalized when the future economic benefit of the project can reasonably be regarded as assured, and / or from the date that the Board of Directors authorizes management to conduct a feasibility study.

Expenditures are transferred to mining properties and development costs once the work is completed.

Costs incurred in converting inferred resources to indicated and measured resources (of which reserves are a component) are capitalized as incurred. Costs incurred in identifying inferred resources are expensed as incurred.

(g) Determination of ore reserves and resources

The Company estimates its ore reserves and mineral resources based on information compiled by internal competent persons. Reports to support these estimates are prepared each year. It is the Company’s policy to have the report audited by a Qualified Person.

Reserves and resources are used in the UOP calculation for depreciation as well as the determination of the timing of mine closure cost and impairment analysis.

(h) Intangible assets

Right to use energy of transmission line

Transmission line costs represent the investment made by the Company during the period of its use. This is an asset with a finite useful life equal to that of the life and amortized applying the UOP method for the mine.

Other intangible assets

Other intangible assets are primarily computer software, which are capitalized at cost and amortized on a straight-line basis over their useful life of three years.

(i) Impairment of non-financial assets

The carrying amounts of property, plant and equipment, intangible assets and evaluation and exploration assets are reviewed for impairment if events or changes in circumstances indicate that the carrying value may not be recoverable. If there are indicators of impairment, an exercise is undertaken to determine whether the carrying values are in excess of their recoverable amount. Such review is undertaken on an asset by asset basis, except where such assets do not generate cash flow independent of other assets, and then the review is undertaken at the cash-generating unit level.

The assessment requires the use of estimates and assumptions such as long-term commodity prices, discount rates, future capital requirements, exploration potential and operating performance. Changes in these assumptions will affect the recoverable amount of this group of assets.

If the carrying amount of an asset or its cash-generating unit exceeds the recoverable amount, a provision is recorded to reflect the asset at the lower amount. Impairment losses are recognized in the income statement.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

Calculation of recoverable amount

The recoverable amount of assets is the greater of their value in use (‘VIU’) and fair value less costs of disposal (‘FVLCD’) to sell. FVLCD is based on an estimate of the amount that the Company may obtain in a sale transaction on an arm’s length basis. VIU is based on estimated future cash flows discounted to present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the cash-generating unit to which the asset belongs. The Company’s CGU is the smallest identifiable groups of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The Company considers the mine site as a CGU.

Reversal of impairment

An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

(j) Inventories

Inventories are valued at the lower of cost or net realizable value. Cost is determined using the weighted average method. The cost of work in progress and finished goods (ore inventories) is based on the cost of production.

For this purpose, the cost of production includes:

●	costs, materials and contractor expenses which are directly attributable to the extraction and processing of dore;
●	depreciation of property, plant and equipment used in the extraction and processing of ore;

Net realizable value is the estimated selling price in the ordinary course of business, less applicable selling expenses.

(k) Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

- Initial recognition and measurement

Financial assets are classified initially as assets at amortized cost and /or fair value through other comprenhesive income or loss (OCI), and fair value through profit or loss. The classification of financial assets at initial recognition depends on the financial asset´s contractual cash flow characteristics and the Company´s business model for managing them.

Financial assets are measured on initial recognition at fair value, plus, in the case of financial instruments other than those classified as fair value through profit or loss ("FVPL"), include the directly attributable transaction costs. Trade receivable that do not contain a significant financing component are measured at the transaction price.

Financial liabilities are classified, at initial recognition as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in a effective hedge, as appropriate. All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings payables, net of directly attributable transaction costs.

Financial assets

- Subsequent measurement

- Financial assets at fair value through profit or loss

For the year ended December 31, 2019 and 2018, all the Company’s financial assets are classified as assets at FVPL. The Company considers whether a contract contains an embedded derivative when the entity first becomes a party to it. The embedded derivatives are no longer separated from the host and therefore the revaluation of provisionally priced contracts is disclosed within the receivable of the host contract in “trade and other receivables. Reassessment only occurs if there is a change in the terms of the contract that significantly modifies the cash flows that would otherwise be required.

- Derecognition

A financial asset (or, where applicable, a part of a financial asset) is primarily derecognised (i.e., removed from the Company’s statement of financial position) when:

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

• The rights to receive cash flows from the asset have expired, or

• The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Company has transferred substantially all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Company continues to recognise the transferred asset to the extent of its continuing involvement. In that case, the Company also recognises an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Company has retained.

- Impairment of financial assets

The Company assesses at each statement of financial position date whether a financial asset or group of financial assets is impaired.

Financial liabilities

- Subsequent measurement – Loans and borrowings

Loans and borrowings are recognized initially at fair value. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the effective interest rate (EIR) method.

Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the EIR amortisation process.

Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included as finance costs in the statement of profit or loss.

-Derecognition

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognised in the statement of profit or loss.

(l) Trade and other receivables

Current trade receivables are carried at the original invoice amount less provision made for impairment of these receivables. Non-current receivables are stated at amortised cost. A provision for impairment of trade receivables is established using the expected credit loss impairment model according to IFRS 9. The amount of the provision is the difference between the carrying amount and the recoverable amount and this difference is recognised in the income statement.

(m) Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. If the effect of the time value of money is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

Mine closure costs

Provisions for mine closure costs are made in respect of the estimated future costs of closure and restoration and for environmental rehabilitation costs (which include the dismantling and demolition of infrastructure, removal of residual materials and remediation of disturbed areas) in the accounting period when the related environmental disturbance occurs.

The rehabilitation provision represents the present value of rehabilitation costs relating to the mine site, and expected to be incurred at the expected end of the mine life. Rehabilitation costs are based on the management estimates using assumptions based on the current economic environment.

The provision is reviewed on an annual basis for changes in cost estimates, discount rates and the expected life of mine.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

Changes to estimated future costs are recognised in the statement of financial position by adjusting the mine closure cost liability and the related asset originally recognised. If, for mature mines, the related mine assets net of mine closure cost provisions exceed the recoverable value, thet portion of the increase ia charged directly to the income statement. Similarly, reductions to the estimated costs exceeding the carrying value of the mine asset, that portion of the decrease is credited directly to the income statement. For closed sites, changes to estimated costs are recognised immediately in the income statement.

Actual rehabilitation costs will ultimately depend upon future market prices for the necessary rehabilitation works required that will reflect market conditions at the relevant time. Furthermore, the timing of rehabilitation is likely to depend on when the mine ceases to produce at economically viable rates. This, in turn, will depend upon future gold and silver prices, which are inherently uncertain.

The discount rate used in the calculation of the provision as at 31 December 2019 equaled 0.0% (2018: 0.6%).

Other

Other provisions are accounted for when the Company has a legal or constructive obligation for which it is probable there will be an outflow of resources for which the amount can be reliably estimated.

(n) Cash-settled share-based payments

The fair value of cash-settled share plans is recognized as a liability over the vesting period of the awards. Movements in that liability between accounting dates are recognized as an expense. The fair value of the awards is taken to be the market value of the shares at the date of award adjusted by a factor for anticipated relative Total Shareholder Return (“TSR”) performance. Fair values are subsequently remeasured at each accounting date to reflect the number of awards expected to vest based on the current and anticipated TSR performance.

Uncertainties in estimating the award include potential changes in the TSR, the number of participants in the plan, and levels of interest rates.

(o) Finance income and costs

Finance income and costs mainly include interest expense on borrowings, the accumulation of interest on provisions, interest income on funds invested.

Interest income is recognized as it is incurred, taking into account the effective yield on the asset.

(p) Dividend distributions

Dividend distributions to the Company’s shareholders are recognized as a liability in the Company’s financial statements in the period in which the dividends are approved by the Company’s shareholders.

(q) Cash and cash equivalents

Cash and cash equivalents are carried in the statement of financial position at cost. For the purposes of the statement of financial position, cash and cash equivalents include cash on hand and deposits held with banks that are readily convertible into known amounts of cash and which are subject to insignificant risk of changes in value.

Liquid investment are classified as cash equivalents if the amount of cash that will be received is known at the time of the initial investment and the risk of changes in value is considered insignificant.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

3. Revenue

	Year ended 31 December
	2019 US$000	2018 US$000	2017 US$000
Doré bars
Gold	59,044	57,033	60,540
Silver	45,113	44,704	52,459
Freight/shipping services (note 2.E(a))	1,346	1,333	1,384
Concentrate
Gold	83,472	59,085	62,001
Silver	58,937	40,926	48,406
Freight/shipping services (note 2.E(a))	2,803	2,284	2,303
Total	250,715	205,365	227,093

All revenue from the sale of doré and concentrate is recognized at a point in time when control transfers and revenue from freight is recognized over time as services are provided.

Included within revenue is a gain of US$13 relating to provisional pricing adjustments (2018: gain of US$1,543, 2017: gain of US$1,272) arising on sales of concentrates and doré.

4. Cost of sales

	Year ended 31 December
	2019 US$000	2018 US$000	2017 US$000
Depreciation and amortization	50,892	50,993	47,224
Personnel expenses	46,547	49,605	55,902
Mining royalty (note 26)	6,412	5,296	5,792
Supplies	35,413	33,112	33,484
Third-party services	29,676	28,630	32,301
Others	2,831	2,660	3,674
Change in products in process and finished goods	(1,972)	6,782	2,566
Total	169,799	177,078	180,943

5. Administrative expenses

	Year ended 31 December
	2019 US$000	2018 US$000	2017 US$000
Personnel expenses	2,731	3,469	4,421
Professional fees	619	556	607
Social and community welfare expenses(1)	21	184	323
Travel expenses	231	259	240
Communications	81	60	78
Indirect taxes	1,144	985	1,719
Depreciation and amortization	88	61	68
Supplies	150	85	76
Other	1,538	1,561	1,538
Total	6,603	7,220	9,070

(1)	Represents amounts expended by the Company on social and community welfare activities surrounding its mining units.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

6. Exploration expenses

	Year ended 31 December
	2019 US$000	2018 US$000	2017 US$000
Mine site exploration(1)
Third-party services	9,077	3,654	1,947
Personnel expenses	794	792	976
Others	761	570	868
Total	10,632	5,016	3,791

(1)	Mine-site exploration is performed with the purpose of identifying potential minerals within the existing mine-site as well as properties surrounding the mine-site, to maintain and exted the mine’s life.

7. Selling expenses

	Year ended 31 December
	2019 US$000	2018 US$000	2017 US$000
Sales commissions	246	224	146
Warehouse services	1,219	1,237	1,385
Taxes	16,259	5,147	15
Other	1,720	1,389	1,444
Total	19,444	7,997	2,990

8. Personnel expenses

	Year ended 31 December
	2019 US$000	2018 US$000	2017 US$000
Salaries and wages	43,428	45,637	53,203
Other legal contributions	12,077	11,061	12,656
Statutory holiday payments	3,109	2,952	3,198
Long Term Incentive Plan	148	412	876
Termination benefits	586	1,739	1,463
Other	528	714	1,127
Total	59,876	62,515	72,523

Personel expenses are included in costs of sales, administrative and exploration expenses (notes 4,5 and 6) or capitalised to plant and equipment, E&E assets and inventory as follows: year ended December 31, 2019 - US$9,804 (2018: US$8,649, 2017: US$11,224).

Average number of employees for 2019, 2018 and 2017 were as follows:

	Year ended 31 December
	2019	2018	2017
Average number of employees	1,384	1,212	1,165
Total	1,384	1,212	1,165

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

9. Other income and expenses

	Year ended 31 December
	2019 US$000	2018 US$000	2017 US$000
Other income
Export refunds	262	1,287	1,613
Other	216	603	574
Total	478	1,890	2,187
Other expenses
VAT write-off	139	55	212
Customers write-off(1)	66	4,472	-
Supplies obsolescence	316	283	542
Corporate Social Responsibility	3,636	2,382	3,063
Other	1,564	894	903
Total	5,721	8,086	4,720

(1)	Corresponds to Republic Metal Corporation, former customer, who has been under the USC Chapter 11 process since November, 2018.

Other income and expenses for the year ended December 31, 2019 include non cash charges of $817 (2018 - $5,630; 2017 - $1,233) which relate to writte-offs  and changes in provision for supplies obsolescenceas as well as certain non significant charges included in “Other”.

10. Finance income and costs

	Year ended 31 December
	2019 US$000	2018 US$000	2017 US$000
Finance income
Interest on deposits and liquidity funds	35	389	290
Non- cash gain on discount of VAT and other receivables	-	-	1,481
Other finance income	1,151	1,382	47
Total	1,186	1,771	1,818
Finance costs
Interest on bank loans (note 18)	186	241	128
Interest expense	212	40	1,393
Unwinding of ARO provision	68	121	107
Financial costs	3,235	3	(3)
Non- cash loss on discount of VAT assets and other receivables	1,119	1,664	-
Other	222	543	681
Total	5,042	2,612	2,306

Other finance income of $1,151 for the year ended December 31, 2019 includes a non cash gain of $965 as a result of implementing IFRIC 23 effective January 1, 2019. Other finance income for 2018 represents the reversal of certain interest expense contingency recorded in the year ended 2017; the amount was collected in 2018.

Financial costs of $3,235 for the year ended December 31, 2019 mainly represent charges for certain financing costs related to payments of dividends due to the impact of exchange regulations in Argentina.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

11. Property, plant and equipment

	Mining properties and development costs US$000	Land and buildings US$000	Plant and equipment US$000	Vehicles US$000	Mine closure asset US$000	Construction in progress and capital advances US$000	Total US$000
Year ended 31 December 2019
Cost
Balance at 1 January 2019	367,028	159,585	111,975	4,540	20,966	3,798	667,892
Additions	27,100	-	11,315	-	-	5,174	43,589
Change in closure provision discount rate	-	-	-	-	988	-	988
Disposals	-	(9)	(1,494)	-	-	-	(1,503)
Transfers and other movements	-	4,460	1,204	510	-	(6,183)	(9)
Transfers from evaluation and exploration assets	233	-	-	-	-	-	233
Balance at 31 December 2019	394,361	164,036	123,000	5,050	21,954	2,789	711,190
Accumulated depreciation and impairment(2)
Balance at 1 January 2019	332,717	93,791	68,194	3,231	12,342	22	510,297
Depreciation for the year(1)	27,987	12,501	8,828	709	1,595	(22)	51,598
Disposals	-	-	(1,007)	-	-	-	(1,007)
Transfers from evaluation and exploration assets	18	-	-	-	-	-	18
Balance at 31 December 2019	360,722	106,292	76,015	3,940	13,937	-	560,906
Net book amount at 31 December 2019	33,639	57,744	46,985	1,110	8,017	2,789	150,284

(1)	The depreciation for the year is included in cost of sales and administrative expenses in the income statement, the remaining amount is capitalized.
(2)	Includes an impairment charge of $38,914 (gross value as of the date of its recognition) accrued in previous years, as determined using the fair value less cost to dispose (“FVLCD”) methodology.

	Mining properties and development costs US$000	Land and buildings US$000	Plant and equipment US$000	Vehicles US$000		Mine closure asset US$000	Construction in progress and capital advances US$000	Total US$000
Year ended 31 December 2018
Cost
Balance at 1 January 2018	342,879	150,238	98,042	4,440		21,446	5,997	623,042
Additions	21,626	-	7,279	-		-	14,702	43,607
Change in closure provision discount rate	-	-	-	-		(480)	-	(480)
Disposals	-	-	(480)	(296)		-	(21)	(797)
Transfers and other movements	-	9,347	7,134	396		-	(16,880)	(3)
Transfers from evaluation and exploration assets	2,523	-	-	-		-	-	2,523
Balance at 31 December 2018	367,028	159,585	111,975	4,540		20,966	3,798	667,892
Accumulated depreciation and impairment(3)
Balance at 1 January 2018	298,740	82,429	63,189	3,079		10,866	22	458,325
Depreciation for the year(4)	33,777	11,362	5,298	422		1,476	-	52,335
Disposals	-	-	(293)	(270)		-	-	(563)
Transfers from evaluation and exploration assets	200	-	-		-	-	-	200
Balance at 31 December 2018	332,717	93,791	68,194	3,231		12,342	22	510,297
Net book amount at 31 December 2018	34,311	65,794	43,781	1,309		8,624	3,776	157,595

(3)	The depreciation for the year is included in cost of sales and administrative expenses in the income statement, the remaining amount is capitalized.
(4)	Includes an impairment charge of $38,914 (gross value as of the date of its recognition) accrued in previous years, as determined using the fair value less cost to dispose (“FVLCD”) methodology.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

12. Evaluation and exploration assets

Total US$000
Cost
Balance at 1 January 2018	9,305
Additions	868
Transfers to property, plant and equipment	(2,523)
Balance at 31 December 2018	7,650
Additions	-
Transfers to property plant and equipment	(233)
Balance at 31 December 2019	7,417
Accumulated impairment
Balance at 1 January 2018	805
Transfers to property, plant and equipment	(200)
Balance at 31 December 2018	605
Transfers to property, plant and equipment	(18)
Balance at 31 December 2019	587
Net book value as at 31 December 2018	7,045
Net book value as at 31 December 2019	6,830

13. Intangible assets

	Transmission line(1) US$000	Software licenses US$000	Total US$000
Cost
Balance at 1 January 2018	22,157	1,289	23,446
Additions	-	13	13
Transfer	-	3	3
Balance at 31 December 2018	22,157	1,305	23,462
Additions	-	2	2
Transfer	-	9	9
Balance at 31 December 2019	22,157	1,316	23,473
Accumulated amortization
Balance at 1 January 2018	14,332	946	15,278
Amortization for the year(2)	1,133	210	1,343
Balance at 31 December 2018	15,465	1,156	16,621
Amortization for the year(2)	1,188	125	1,313
Balance at 31 December 2019	16,653	1,281	17,934
Net book value as at 31 December 2018	6,692	149	6,841
Net book value as at 31 December 2019	5,504	35	5,539

(1)	The transmission line is amortized using the units of production method.
(2)	Amortization for the period is included in cost of sales and administrative expenses in the income statement.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

14. Trade and other receivables

	As at 31 December
	2019		2018
	Non-current US$000	Current US$000	Non-current US$000	Current US$000
Trade receivables (note 29.c)	-	21,182	-	20,050
Advances to suppliers	-	307	-	395
Credit due from exports	664	-	1,546	1,788
Receivables from related parties (note 23a)	-	33	-	34
Loans to employees	-	56	-	118
Export duties paid in excess	83	-	436	-
Tax asset – IFRIC 23 (note 2.C)	795	-	-	-
Other	27	1,882	40	1,569
Prepaid expense	-	793	-	1,498
VAT(1)	59	12,770	81	11,381
Total	1,628	37,023	2,103	36,833

(1)	VAT is valued at its recoverable amount.

The fair values of trade and other receivables approximate their book value.

15. Inventories

	US$000
	As at 31 December
	2019 US$000	2018 US$000
Finished goods	1,951	1,543
Products in process	4,473	2,909
Supplies and spare parts	26,284	21,004
Provision for obsolescence of supplies	(5,603)	(5,287)
Total	27,105	20,169

Finished goods include doré and concentrate. Doré is an alloy containing a variable mixture of silver, gold and minor impurities delivered in bar form to refiners. Concentrate is a product containing sulphides with a variable content of base and precious metals and is sold to smelters.

The amount of expense recognized in profit and loss related to the consumption of inventory of supplies, spare parts and  raw materials is US$35,563 (2018: US$33,197, 2017: US$33,560).

Movements in the provision for obsolescence comprise an increase in the provision of US$316 (2018: US$283, 2017:US$542).

16. Cash and cash equivalents

	As at 31 December
	2019 US$000	2018 US$000
Cash at bank	13,931	10,313
Current demand deposit accounts(1)	3,503	-
Cash and cash equivalents considered for the statement of cash flows	17,434	10,313

(1)	Relates to bank accounts which are freely available and bear interest.

The fair value of cash and cash equivalents approximates their book value.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

17. Trade and other payables

	As at 31 December
	2019		2018
	Non-current US$000	Current US$000	Non-current US$000	Current US$000
Trade payables(1)	-	15,634	-	12,343
Salaries and wages payable	-	11,488	-	12,434
Taxes and contributions	7	9,768	14	3,252
Dividends payable	-	-	-	4,509
Guarantee deposits	-	27	-	27
Mining royalty (note 26)	-	607	-	467
Accounts payable to related parties (note 23.a)	628	612	510	840
Other	200	577	400	410
Total	835	38,734	924	34,282

(1)	Trade payables relate mainly to the acquisition of materials, supplies and contractors’ services. These payables do not accrue interest and no guarantees have been granted.

Salaries and wages payable include the following:

	As at 31 December
	2019 US$000	2018 US$000
Remuneration payable	11,488	11,773
Long term incentive plan	-	661
Total	11,488	12,434

The fair value of trade and other payables approximate their book values.

18. Borrowings

	As at 31 December
	2019		2018
	Effective interest rate	Current US$000	Effective interest rate	Current US$000
Pre-shipment loans (note 29.c)	-	-	4.64%	6,047
Total		-		6,047

For short-financing purposes, the Company enters into pre-shipment loans which are guaranteed by the respective sales contracts; no pre-shipment loans were outstanding at December 31, 2019. Movements in pre-shipment loans for the year ended December 31, 2019 are as follows:

		US$000
	1 January 2019	In flows	Accrued Interest	Out flows	31 December 2019

Current interest-bearing loans and borrowings	47	-	186	(233)	-
Current obligations under pre-shipment loans	6,000	16,500	-	(22,500)	-
Total liabilities from financial activities	6,047	16,500	186	(22,733)	-

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

19. Provisions

		(2)
	Provision for mine closure(1) US$000	Long Term Incentive Plan(2) US$000	Other US$000	Total US$000
Balance at 1 January 2018	22,958	472	4,068	27,498
Decreases	-	(388)	(1,841)	(2,229)
Accretion	121	-	-	121
Change in discount rate	(480)	-	-	(480)
Change in estimates	-	-	(458)	(458)
Balance at 31 December 2018 (Non Current)	22,599	84	1,769	24,452
Additions/decreases	67	(15)	(578)	(526)
Accretion	988	-	-	988
Balance at 31 December 2019 (Non Current)	23,654	69	1,191	24,914

(1)

The provision represents the discounted values of the estimated cost to decommiss and rehabilitate the mine at the expected date of closure for the mine, of December 31, 2026. The present value of the provision has been calculated using a real pre-tax annual discount rate, based on a US Treasury bond of an appropriate tenure adjusted for the impact of quantitative easing as at 31 December 2019 and 2018 respectively, and the cash flows have been adjusted to reflect the risk attached to these cash flows. Uncertainties on the timing for use of this provision include changes in the future that could impact the time of closing the mine, as new resources and reserves are discovered. The discount rate used is 0.00% and 0.60% respectively.

(2)	Corresponds to the provision related to awards granted under the Long-Term Incentive Plan to designated personnel of the Company.

20. Equity

Share capital issued

Share capital of the Company as at 31 December 2019 and 2018 are as follows:

	Issued
Class of shares	Number	US$000
Ordinary shares	344,756,530	110,132

Cumulative translation adjustment:

The cumulative translation adjustment includes to record exchange differences arising from the translation of the financial statements for the period in which the Company had a functional currency different than the reporting currency.

21. Income tax

The major components of income tax expense for the years ended 31 December 2019 and 2018 are:

	Year ended 31 December
	2019 US$000	2018 US$000	2017 US$000
Current income tax:
Current income tax charge	(11,070)	(7,659)	(14,382)
Adjustments in respect of current income tax of previous year	-	991	2
Deferred income tax:
Relating to origination and reversal of temporary differences	1,773	1,877	15,866
Income tax expense	(9,297)	(4,791)	1,486

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

A reconciliation between tax expense and the product of accounting profit multiplied by Company’s domestic tax rate for the years ended 31 December 2019, 2018 and 2017 is as follows:

	Year ended 31 December
	2019 US$000	2018 US$000	2017 US$000
Profit (loss) before income tax	35,316	(7,019)	22,106
At Company´s statutory income tax rate of 30% (2018 and 2017: 35%)	(10,595)	2,106	(7,737)
Expenses not deductible for tax purposes	(44)	(62)	(173)
Exploration expenses (double deduction)	2,590	1,399	1,813
Foreign exchange differences	(3,268)	(8,988)	(6,747)
Comprehensive fiscal inflation adjustment	1,858	1,272	-
Change in tax rate	(1,229)	-	10,755
Other	1,391	(518)	3,575
Income tax expense	(9,297)	(4,791)	1,486

Deferred tax expense

Deferred income tax relates to the following:

	Statement of financial position		Income statement

	As at 31 December 2019 US$000	As at 31 December 2018 US$000	2019 US$000	2018 US$000	2017 US$000
PP&E, explorations and evaluation assets, and intangible assets	(33,993)	(38,098)	4,105	(21)	(19,902)
Inventories	(2,441)	(1,606)	(835)	(52)	(1,151)
Fiscal inflation adjustment	(1,772)	-	(1,772)	-	-
Other assets	1,545	765	780	2,873	3,418
Other accounts payable	-	-	-	(149)	218
Abandonment and mine rehabilitation provision	4,345	4,245	100	227	2,040
Other liabilities	92	697	(605)	(1,001)	(489)
Deferred income tax expense			1,773	1,877	(15,866)
Deferred income tax liabilities, net	(32,224)	(33,997)

Reflected in the statement of financial position
Deferred income tax assets	4,437	4,942
Deferred income tax liabilities	(36,661)	(38,939)
Deferred income tax liabilities net	(32,224)	(33,997)

22. Dividends paid and proposed

	Year ended 31 December
	2019 US$000	2018 US$000	2017 US$000
Declared	-	-	-
Equity dividends:	-	-	-
Dividends for 2017	-	-	25,633
Dividends for 2018	-	26,610	-
Dividends for 2019	18,080	-	-
Dividends declared	18,080	26,610	25,633
Dividends paid	18,117	21,193	25,034

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

23. Related-party balances and transactions

MSC is a private company, owned by Hochschild Mining Argentina Corporation S.A. (“HMAC S.A.”) with a 51% interest and Minera Andes S.A. (“MASA”) with a 49% interest. HMAC S.A. is an indirect wholly-owned subsidiary of Hochschild Mining Plc. and MASA is an indirect wholly-owned subsidiary of McEwen Mining Inc.

(a) Related-party accounts receivable and payable

The Company had the following related-party balances and transactions during the years ended 31 December 2019 and 2018. The related parties are companies owned or controlled by the main shareholder of the parent company or shareholders.

	US$000		US$000
	Trade and other receivables		Trade and other payables
	As at 31 December 2019 US$000	As at 31 December 2018 US$000	As at 31 December 2019 US$000	As at 31 December 2018 US$000
Current related party balances
Compañía Minera Ares	33	34	536	507
MH Argentina S.A.	-	-	-	256
Hochschild Mining Plc.	-	-	704	587
Total	33	34	1,240	1,350

As at 31 December 2019 and 2018, all related parties accounts are, or were, non-interest bearing.

No security has been granted or guarantees given by the Company in respect of these related party balances.

	2019 US$000	2018 US$000	2017 US$000
Related party transactions
Intercompany services
Compañía Minera Ares	1,150	921	768
Other intercompany transactions
Hochschild Mining Plc	44	72	109
Dividends Declared – See note 22
Hochschild Mining Argentina Corp.	9,221	13,571	13,073
Minera Andes S.A.	8,859	13,039	12,560

(b) Compensation of key management personnel of the Company

Compensation of key management personnel (including Directors)	2019 US$000	2018 US$000
Salaries and benefits	555	540
Long Term Incentive Plan	96	287
Total compensation paid to key management personnel	651	827

24. Commitments

Capital commitments

As at 31 December 2019 and 2018, the future capital commitments are as follows:

	Year ended 31 December
	2019 US$000	2018 US$000
Capital commitments	2,959	2,564
Total	2,959	2,564

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

As at 31 December 2019 and 2018, capital commitments are related to projects, infrastructure and sustaining and exploration activities started during the year which will be completed during subsequent months.

25. Contingencies

As at 31 December 2019, the Company had the following contingencies:

(a) Taxation

Fiscal periods remain open to review by the tax authorities for five years in Argentina, preceding the year of review. During this time the authorities have the right to raise additional tax assessments including penalties and interest. Under certain circumstances, reviews may cover longer periods.

Because a number of fiscal periods remain open to review by the tax authorities, coupled with the complexity of the Company and the transactions undertaken by it, there remains a risk that additional tax liabilities may arise.

(b) Other

The Company has conducted its operations in the ordinary course of business in accordance with its understanding and interpretation, and based on advice of legal counsel, of applicable legislation in the countries in which the Company has operations. In certain specific transactions, however, the relevant authorities could have a different interpretation of those laws and regulations that could lead to contingencies or additional liabilities for the Company. Having consulted legal counsel, management believes that it has reasonable grounds to support its position.

The assessment of contingencies inherently involves exercise of significant judgment and estimates of the outcome of future events. Uncertainties in estimating the liability includes changes in the legal interpretation that the authorities could make in respect of the Company’s transactions.

26. Mining royalties and taxes

Royalties

In accordance with Argentinian legislation, Provinces (being the legal owners of the mineral resources) are entitled to request royalties from mine operators. For San Jose, the mining royalty was originally fixed at 1.85% of the pit-head value of the production where the final product is doré and 2.55% where the final product is mineral concentrate or precipitates. In October 2012 a new provincial law was passed, which increased the mining royalty applicable to doré and concentrate to 3% of the pit-head value. Since November 2012 the Company has been paying and expensing the increased 3%. As at 31 December 2019, the amount payable as mining royalties amounted to US$607 (2018: US$467). The amount recorded in the income statement was US$6,412 (2018: US$5,296, 2017: US$5,792).

27. Export

Export Duties

The Executive branch is empowered to increase export duties: (i) up to 33% of the tax base or of the official soybean price, (ii) 15% in the case of goods exports not subject to export duties or which were subject to a 0% rate as of September 2, 2018, (iii) 5% in the case of agricultural and industrial products from regional economies, and (iv) 5% of the tax base or of the official FOB price for industrial products and services. In case of MSC, export duties were settled in ARS 4 per dollar for Doré bars and for Concentrate and silver bars ARS 3 per dollar for the next two years.

Before approving Law No. 27,541, the federal government published Presidential Decree No. 37/2019 (Official Bulletin dated December 14, 2019), which amended the withholdings system, rendered ineffective the ARS 4 per 1 USD dollar cap established by the previous administration in 2018, and increased export duties for dore bars up to 12%.

Accordingly to Law No. 27,541 the export duties rates for mining activity could not be higher than 8% over Freight on Board (FOB) price.

28. Investment regime for mining activity

Law No. 24,196, as amended by Law No. 25,429 establishes a regime for mining investments applicable in all provinces in Argentina. In this regard, on October 21, 1993, the Province of Santa Cruz emulated this mining investment regime through Provincial Law No. 2,332.

Those interested in benefiting from this regime must register with the National Mining Secretary.

The main benefits for the mining companies that carry out activities within the framework of this regime are detailed below:

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

o	Fiscal stability for a period of thirty years from the date of submission of the Feasibility Study. Fiscal stability for all taxes, to be understood as such all direct taxes and tax contributions that have as taxpayers the companies registered in the register mentioned previously, as well as rights, duties or other import or export charges.

o	Fiscal stability shall also apply to foreign exchange regimes and tariffs, excluding exchange rate and repayments, refunds and/or repayment of charges in connection with exports.

o	Tax deduction from income tax balance, from the time of submission of the application for registration authorized by Law No. 24,196, of one hundred percent of the amounts invested in exploration expenditures, mineralogical and metallurgical testing, pilot plant and other work to determine the technical and economic feasibility of the projects, subject to treatment as expenses or amortizable investment, appropriate to these in accordance with income tax law.

o	Optional accelerated depreciation regime for income tax on capital investments made towards the execution of new mining projects and expansion of existing ones.

o	In this regard, annual tax depreciation shall not exceed, in each fiscal year, the amount of taxable income generated by mining activities, prior to the transfer of the relevant amortization and, if applicable, once tax losses from prior years are computed. The non-computable surplus in a given fiscal year can be attributed to the following years, considering for each the maximum limit mentioned above. The period during which tax depreciation of assets is computed may not exceed the term of their respective useful lives. The existing residual value at the end of the year, in which the expiration of the useful life of assets occurs, may be attributed entirely to the tax balance of that fiscal year, and the above limitation is not applicable in these cases.

o	Exemption from payment of import duties and any other duty, correlative levy or statistics duty, except other remuneration duties on services, corresponding to the introduction of capital goods, special equipment or component parts of such property and inputs determined by the enforcement authority that are necessary for the execution of the activities covered by this scheme.

o	Recovery of tax credits arising from acquisitions and imports of goods and services for the purposes of carrying out mining activities such as prospection, exploration, mineralogical studies and applied research that after twelve (12) fiscal periods counted from the year in which they were computed, make up the balance of the value added tax.

o	Deduction of the provision for mine closure and abandonment in the determination of income tax, up to an amount equal to five percent of the operating costs of extraction and processing.

Companies registered in the regime will not see an increase in their total tax burden, considered separately in each relevant jurisdiction upon the filing of said Feasibility Study at the national, provincial and municipal levels, which adhere to Law 24,196.

Due to increases in the total tax burden, the following actions, among others, are mentioned in Law No. 25,429: the creation of new taxes, an increase in the rates, fees or amounts of existing taxes, the modification of the mechanisms or procedures determining the fiscal base for taxes, the repeal of exemptions granted and the elimination of deductions allowed.

Additionally, with regards to interest payments to foreign financial institutions and entities, included in Title V of the Income Tax Law, fiscal stability also applies to the increase in the rates, fees or amounts in effect on the date of the Feasibility Study to the alteration of rates or mechanisms for determining the estimated net gain of Argentine origin, when companies operating under the regime have agreed by contract to take charge of the respective tax.

Fiscal stability does not include: changes in the value of property, when such valuation is the basis for the determination of a tax, the extension of the validity of rules passed for a certain time, which are in effect at the time fiscal stability is obtained; expiration of exemptions, exceptions or other measures adopted for a certain time, and due to the expiry of that period; contributions towards the  Single Social Security System and indirect taxes, including Value Added Tax.

These benefits (except fiscal stability), apply to mining projects of the Company as from 18 April 2002, the date on which the Secretariat of Energy and Mining of the Nation, decided to register the Company in the Register of Mining Investments (Law No. 24,196). Said registration was requested by the Company in October 2001.

On 21 November 2005 the Company submitted the Feasibility Study to the Mining Ministry, from which date it is enjoying the benefits of fiscal stability.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

29. Financial risk management

The Company is exposed to a variety of risks and uncertainties which may have a financial impact on the Company and which also impact the achievement of social, economic and environmental objectives. These risks include strategic, commercial, operational, legal and financial risks and are further categorized into risk areas to facilitate risk reporting across the Company.

The Company has made significant developments in the management of the Company’s risk environment which seeks to identify and, where appropriate, implement the controls to mitigate the impact of the Company’s significant risks.

(a) Commodity price risk

Silver and gold prices have a material impact on the Company’s results of operations. Prices are significantly affected by changes in global economic conditions and related industry cycles. Generally, producers of silver and gold are unable to influence prices directly; therefore, the Company’s profitability is ensured through the control of its cost base and the efficiency of its operations.

The Company has provisional pricing features (included in trade receivables) arising from the sale of concentrate and doré which were provisionally priced at the time the sale was recorded (refer to note 3). For these features, the sensitivity of the fair value to an immediate 10% favorable or adverse change in the price of gold and silver (assuming all other variables remain constant), is as follows:

Year	Increase/ decrease price of ounces of:	Effect on profit before tax US$000
2019	Gold +/-10% Silver +/-10%	-/+93 +/-102
2018	Gold +/-10% Silver +/-10%	-/+97 -/+115

(b) Foreign currency risk

The Company produces silver and gold which are typically priced in US dollars. A portion of the Company’s costs are incurred in Argentinian pesos. Accordingly, the Company’s financial results are affected by exchange rate fluctuations between the US dollar and the local currency. The long-term relationship between commodity prices and currencies in the country provides a certain degree of natural protection. The Company does not use derivative instruments to manage its foreign currency risks.

The following table demonstrates the sensitivity of financial assets and liabilities, at the reporting date, denominated in their respective currencies, to a reasonably possible change in the US dollar exchange rate, with all other variables held constant, of the Company’s profit before tax:

Year	Increase/decrease in US$/other currencies’ rate	Effect on profit before tax US$000
2019
Argentinian pesos	+/-10%	-/+1,010
2018
Argentinian pesos	+/-10%	-/+1,121

(c) Credit risk

Credit risk arises from debtors’ inability to make payment of their obligations to the Company as they become due (without taking into account the fair value of any guarantee or pledged assets). The Company is primarily exposed to credit risk as a result of commercial activities and non-compliance, by counterparties, in transactions in cash which are primarily limited to cash balances deposited in banks and accounts receivable at the statement of financial position date.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

Counterparty credit exposure based on commercial activities, including trade receivables and cash balances in banks as at 31 December 2019 and 31 December 2018 is shown as follows:

Summary commercial partners – Trade receivables	As at 31 December 2019 US$000	Credit rating or % collected as at 29 June 2020	As at 31 December 2018 US$000	Credit rating or % collected as at 14 May 2019
LS Nikko	14,203	94%	14,241	96%
Trafigura Perú S.A.C (formerly Consorcio Minero S.A.)	818	100%	2,650	100%
Aurubis AG (formerly Nordeutsche Affinerie AG)	3,757	90%	2,499	91%
Berzelius Stolberg GMBH	835	100%	-	100%
Aurubis Bulgaria	903	100%	-	100%
Argor Heraus S.A.	666	100%	660	100%
Total	21,182		20,050

Financial counterparties	As at 31 December 2019 US$000	Credit rating(1)	As at 31 December 2018 US$000	Credit rating(1)
Citibank	-	-	-	-
ICBC	-	-	3,019	AAA
BBVA	-	-	3,028	AAA
Santander Rio	-	-	-	-
Total	-	-	6,047

(1)	The long-term credit rating.

To manage the credit risk associated with commercial activities, the Company took the following steps:

●	Active use of prepayment/advance clauses in sales contracts;
●	Delaying delivery of title and/or requiring advance payments to reduce exposure timeframe (potential delay in sales recognition);
●	Obtaining parent guarantees or contracting directly with parent company to shore up the credit profile of the customer (where possible); and
●	Maintaining as diversified a portfolio of clients as possible.

To manage credit risk associated with cash balances deposited in banks, the Company took the following steps:

●	Increasing banking relationships with large, established and well-capitalized institutions in order to secure access to credit and to diversify credit risk;
●	Limiting exposure to financial counterparties according to Board approved limits; and
●	Investing cash in short-term, highly liquid and low risk instruments (money market accounts, term deposits, US Treasuries).

Receivable balances are monitored on an ongoing basis. See note 9 for increase in bad debts.

(d) Liquidity risk

Liquidity risk arises from the Company’s inability to obtain the funds it requires to comply with its commitments, including the inability to sell a financial asset quickly enough and at a price close to its fair value. Management constantly monitors the Company’s level of short- and medium-term liquidity, and its access to credit lines, in order to ensure appropriate financing is available for its operations. In 2019 the Company maintained uncommitted short-term bank lines for approximately US$33,742.

The table below categorizes the undiscounted cash flows of Company’s financial liabilities into relevant maturity groupings based on the remaining period as at the statement of financial position to the contractual maturity date.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

	Less than 1 year US$000	Between 1 and 2 years US$000	Between 2 and 5 years US$000	Over 5 years US$000	Total US$000
At 31 December 2019
Trade and other payables	38,769	835	-	-	39,604
Borrowings	-	-	-	-	-
Provisions	-	-	1,259	23,655	24,914
Total	38,769	835	1,259	23,655	64,518
At 31 December 2018
Trade and other payables	34,282	924	-	-	35,206
Borrowings	6,047	-	-	-	6,047
Provisions	-	-	1,853	22,599	24,452
Total	40,329	924	1,853	22,599	65,705

(e) Fair value hierarchy

The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

●	Level 1 — quoted (unadjusted) prices in active markets for identical assets or liabilities.
●	Level 2 — other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly.
●	Level 3 — techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

As at 31 December 2019 and 2018, the Company held the following financial instruments measured at fair value:

Assets measured at fair value(1)	31 December 2019 US$000	Level 1 US$000	Level 2 US$000	Level 3 US$000
Provisional pricing features	1,955	-	-	1,955

Assets measured at fair value(1)	31 December 2018 US$000	Level 1 US$000	Level 2 US$000	Level 3 US$000
Provisional pricing features	2,119	-	-	2,119

(1) Within trade receivables.

During the period ending 31 December 2019 and 2018, there were no transfers between these levels.

The reconciliation of the financial instruments categorized as level 3 is as follows:

(liabilities)/assets US$000
Balance at 1 January 2018	575
Gain from the period recognized in revenue	1,544
Balance at 31 December 2018	2,119
Loss from the period recognized in revenue	(164)
Balance at 31 December 2019	1,955

(f) Capital risk management

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders, benefits for other stakeholders, and to maintain an optimal capital structure to reduce the cost of capital. Management considers as part of its capital, the financial sources of funding from shareholders and third parties. During 2019 management decided to decrease its short-term debt. In addition, management reserves the right to use short-term pre-shipment financing (financing of commercial accounts receivables and finished goods inventory).

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

30. Impairment of Non-financial assets

The Company evaluates annually each asset or CGU at December 31, to determine whether there are any indicators of impairment. As at December 31, 2019 indicators of impairment were identified. Therefore, the Company performed an impairment test and concluded that (i) neither additional impairment charges are required to the ones already booked in Note 11, (ii) nor impairment reversals are applicable.

31. Argentine Tax Reform

On December 10, 2019, the New Argentine Administration took office. On December 23, 2019, the “Public Emergency Law on Social Solidarity and Production Reactivation” Law No. 27,541 and Presidential Decree No. 58/2019 were published in the Official Gazette and become in force in such date. The reforms introduced are aimed at reactivating the economic, financial, tax, administrative, social security, rate, energy, health and social sectors and empowering the Executive Branch to carry out the necessary proceedings and actions to recover and ensure Argentina’s public debt sustainability.

The main measures included in the law and its administrative order are as follows:

(a) Income tax

In 2017 the law No. 27,430 had established that the corporate income tax rate would be reduced from 35% to 30% for fiscal years beginning as of January 1, 2018 through December 31, 2019 and to 25% for fiscal years beginning as of January 1, 2020.

Tax on dividends or profit distributed by, among others, Argentine companies or permanent establishments to individuals, undivided properties or beneficiaries residing abroad are distributed based on the following considerations: (i) dividends resulting from the profit accrued during the fiscal years beginning January 1, 2018 through December 31, 2019, will be subject to a 7% withholding tax; and (ii) dividends resulting from profit accrued during the fiscal years beginning on January 1, 2020 will be subject to a withholding tax of 13%.

The reform introduced by the Law No. 27,541, suspended these tax reductions and maintains the originals 30% for income tax and 7% for tax on dividends until fiscal years beginning as of January 1, 2021, inclusive.

Law No. 27,468 had established that for the first three fiscal years beginning as of January 1, 2019, the positive or negative effect of the inflation adjustment provided by the Income Tax Law should be distributed in one third of the in the tax return of the fiscal year in which the adjustment was assessed, and the remaining two thirds, in equal parts, in the two immediately subsequent fiscal years. The abovementioned reform amended such distribution and established that one sixth of the positive or negative adjustment for the first and second fiscal years beginning as from January 1, 2019, should be allocated to the tax return of the year in which the adjustments are assessed, and the remaining balance, to the immediately following five fiscal years.  However, for fiscal years beginning as of January 1, 2021, 100% of the adjustment may be deducted/taxed in the fiscal year in which the effect is determined.

(b)	Employer contributions
(i)	The progressive reduction in employer contributions established until 2022 is eliminated, and as from December 2019, rates are as follows:
●	20.40% for private sector employers in the Services or Commerce sectors, and total annual sales exceeding the caps set forth in SEPYME (Department of small- and medium-sized enterprises) Resolution No. 220/19, or that which may supersede it in the future, for the medium-sized enterprise tranche 2 category.
●	The remaining private sector employers are subject to an 18% rate.

(ii)	The regulation establishes fixed amounts which may be deducted from the calculation base, but it does not include a future adjustment provision.
(iii)	From the contributions actually paid, the amount resulting from applying the percentage points established for each particular jurisdiction to the tax bases may be computed as VAT credit. In the Company’s case, the applicable percentage stands at 18%.
(c)	Tax on bank account transactions

It is established that cash withdrawals from accounts opened in institutions governed by Financial Institutions Law by any means as from November 24, 2019, shall be subject to a 1.2% tax on the related debit from the abovementioned accounts, instead of the 0.6% regular rate. This double rate does not apply to accounts held by artificial persons evidencing their status as micro- and small-sized enterprises under the section 2, Law No. 24,467.

(d)	Statistical rate

An increase from 2.5% to 3% in the statistical rate is established; it is applicable to definitive imports for consumption made from January 1 through December 31, 2020.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2019, 2018 and 2017

(e)	Tax for an inclusive and solidary Argentina (“PAIS”)

A 30% tax is established for a five tax-year term on transactions related to the acquisition of foreign currency.

The tax amount may not be computed as payment on account of any taxes and reaches the following operations:

(i)	purchases of foreign currency bills for hoarding;
(ii)	foreign currency exchange transactions to be used for payments related to acquisitions of goods or service provisions made abroad, whichever the payment method used to settle them;
(iii)	acquisition of services abroad through Argentine travel and tourism agencies;
(iv)	acquisition of passenger transportation services abroad.

32. Foreign exchange regulations

On September 1, 2019 National Government published Presidential Decree No. 206/2019, which stablishes the obligation to enter to local financial system and convert into Argentine Pesos (ARS) the value of goods and services exported, in accordance with the conditions and terms established by the Central Bank of Argentina (“BCRA”). National Government also established certain limitations on the outflow of funds to pay abroad, which will also need a prior authorization of the BCRA. Such Decree also clarifies that the BCRA is empowered to establish regulations to prevent practices and operations that seek to circumvent the foreign exchange provisions, through public securities or other instruments being enacted.

On the same day, the BCRA issued Communique “A” N° 6,770, and, after that, it published several new regulations that amended and/or complemented the before mentioned as of today.

As of the date of this report, main regulations from BCRA are:

(i)	Mining exporters are required to enter into Argentina and convert into Argentine pesos through the official foreign exchange market the amounts of their exports in the shorter period of: (a) 180 days from export date or (b) 5 days after its collection. Stricter rules apply in the case of transactions performed with affiliates and exports involving agriculture commodities.
(ii)	Payments abroad with funds located in Argentina must be routed through the official foreign exchange market governed by BCRA.
(iii)	In order to pay dividends and intercompany services abroad, pre-approval from BCRA is required.
(iv)	There are further restrictions for companies having funds and other financial investments abroad or for companies operating in the conversion of bonds to foreign currency abroad.

33. Subsequent Events

In Argentina, the country in which the Company operates, on March 12, 2020, a health emergency was established through the Presidential Necessity and Urgency Decree No. 260/2020, as amended, to manage the crisis situation created by the coronavirus pandemic (COVID-19) and, subsequently, in the end, on March 19, the Executive Power issued Decree No. 297/2020 provided for a preventive and mandatory social lockdown, which has been in force since March 20, 2020. These measures require the slowing down or suspension of most of the nonessential activities carried out by individuals and, consequently, are significantly affecting the Argentine, regional and global economy, due to the interruption or slowing down of supply chains and the increase in economic uncertainty.

On April 2, 2020, through Administrative Decision No. 450/2020, the Argentine Government extended the list of activities and services considered essential during the emergency. This decree includes mining as an essential activity and the resumption of its operations at a national level is authorized.

The Company’s management is currently monitoring the effects of this issue and is considering the potential mitigation strategy to offset whenever possible the negative impacton the Company´s financial position.

The economic and financial consequences derived from the aforementioned events are considered as subsequent events to the fiscal year-end and will be recognized in the financial statements for the new fiscal year. The Company’s management belive that the aforementioned circumstances do not affect the Company´s going concern position in preparing the financial statements as of December 31, 2019. The Company will continue to assess the effects, extent and duration of this issue, which will depend on the severity of the health emergency and the success of the measures taken and those which will be taken in the future.